Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Legg Mason Partners Money Market Trust, and to the use of our report dated December 22, 2008 on the financial statements and financial highlights of the FBR Fund for Government Investors . Such financial statements and financial highlights appear in The FBR Funds 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/    TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

October 1, 2009